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                                                                     EXHIBIT 8.2

                          [COOLEY GODWARD LETTERHEAD]


March 9, 1998


Artecon, Inc.
6305 El Camino Real
Carlsbad, California 92009-1606


Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed pursuant to the Agreement and Plan of Merger and Reorganization dated as of December 22, 1997 (the "Reorganization Agreement") by and among Storage Dimensions, Inc., a Delaware corporation ("Parent"), Storage Acquisition Corp., a California corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Artecon, Inc., a California corporation (the "Company").

Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as counsel to the Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in, the following documents (including all exhibits and schedules attached thereto):

        (a) the Reorganization Agreement;

        (b) those certain tax representation letters dated March 9, 1998, delivered to us by Parent, Merger Sub and the Company containing certain representations of Parent, Merger Sub and the Company (the "Tax Representation Letters");

        (c) Continuity of Interest Certificates delivered to us by certain shareholders of the Company in favor of Parent, Merger Sub and the Company (the "Continuity of Interest Certificates"); and

        (d) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company and related to the consummation of the Merger and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.


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Artecon, Inc.
March 9, 1998
Page Two

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

        1. Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective
Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

        2. All representations, warranties and statements made or agreed to by Parent, Merger Sub and the Company, their managements, employees, officers, directors and shareholders in connection with the Merger, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto), the Tax Representation Letters and the Continuity of Interest Certificates are true and accurate at all relevant times;

        3. All covenants contained in the Reorganization Agreement (including exhibits thereto), the Tax Representation Letters and the Continuity of Interest Certificates are performed without waiver or breach of any material provision thereof;

        4. The Merger will be reported by Parent and the Company on their respective federal income tax returns in a manner consistent with the opinion set forth below;

        5. There is no plan or intention on the part of the shareholders of the Company to engage in a sale, exchange, transfer, distribution, pledge, or other disposition or any transaction which results in a reduction of risk of ownership, or a direct or indirect disposition of shares of Parent Common Stock and Parent Preferred Stock (collectively, "Parent Stock") to be received in the Merger that would reduce the Company's shareholders' ownership of Parent Stock to a number of shares having an aggregate fair market value, as of the Effective Time, of less than fifty percent (50%) of the aggregate fair market value of all of the Company capital stock outstanding immediately prior to the Effective Time. (For purposes of the preceding sentence, shares of Company capital stock pursuant to which shareholders of the Company exercise dissenters' rights in the Merger, which are exchanged for consideration in the Merger other than shares of Parent Stock, including being exchanged for cash in lieu of fractional shares of Parent Stock or are sold, redeemed or disposed of in a transaction that is in contemplation of or related to the Merger, shall be considered shares of the Company capital stock held by shareholders of the Company immediately prior to the Merger which are exchanged for shares of Parent Stock in the Merger and then disposed of pursuant to a plan); and

        6. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, for federal income tax

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Artecon, Inc.
March 9, 1998
Page Three

purposes, the Merger will be a reorganization within the meaning of Section 368(a)(1) of the Code.

In addition to your request for our opinion on this specific matter of federal income tax law, you have asked us to review the discussion of federal income tax issues contained in the Registration Statement. We have reviewed the discussion entitled "Certain Federal Income Tax Matters" contained in the Registration Statement and believe that, insofar as it relates to statements of law and legal conclusions, is correct in all material respects.

We consent to the reference to our firm under the caption "Certain Federal Income Tax Matters" in the Proxy Statement included in the Registration Statement and to the filing of this opinion as an exhibit to the Proxy Statement and to the Registration Statement.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. Further, no opinion is expressed as to the federal income tax treatment with respect to holders of Company Warrants.

No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement, or as to any other transaction whatsoever, including the Merger, if all of the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of the Reorganization Agreement and without waiver of any material provision thereof. To the extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administration regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.


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Artecon, Inc.
March 9, 1998
Page Four

This opinion is being delivered solely in connection with the Registration Statement. It is intended for the benefit of the Company and its shareholders and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.

Sincerely,

COOLEY GODWARD LLP

/s/ Susan Cooper Philpot

Susan Cooper Philpot

SCP:dp